UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

(Name of Registrant as Specified In Its Charter)

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

3151 South Seventeenth Street

Wilmington, North Carolina 28412

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 17, 2006

TO THE SHAREHOLDERS OF

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

The 2006 annual meeting of shareholders of Pharmaceutical Product Development, Inc. will be held at the Louise Wells Cameron Art Museum located at 3201 South Seventeenth Street, Wilmington, North Carolina, on Wednesday, May 17, 2006, at 10:00 a.m., for the following purposes:

1.	To elect a board of nine directors;

2.	To approve an amendment to our Employee Stock Purchase Plan to increase the number of shares of our common stock reserved for issuance under the plan from 2,500,000 to 4,500,000; and

3.	To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the proxy statement accompanying this notice.

The Board of Directors has fixed the close of business on March 21, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. All of these shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You can vote in person at the meeting, even if you returned a proxy.

Our proxy statement, proxy and Annual Report to Shareholders for the year ended December 31, 2005 are enclosed with this notice.

Important – Your proxy is enclosed.

Whether or not you plan to attend the annual meeting, please mark, sign, date and promptly return your proxy in the enclosed envelope. No postage is required for mailing in the United States.

Wilmington, North Carolina

Dated: April 6, 2006

By Order of the Board of Directors

/s/ B. Judd Hartman

By:	B. Judd Hartman
Secretary

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

3151 South Seventeenth Street

Wilmington, North Carolina 28412

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 17, 2006

Your vote is important. Therefore, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the proxies named in the proxy card enclosed with this proxy statement. This proxy statement has been prepared by the management of Pharmaceutical Product Development, Inc. “We”, “our”, “PPDI” and the “Company” each refers to Pharmaceutical Product Development, Inc. We will begin sending this proxy statement to our shareholders on or about April 6, 2006.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote

You are entitled to vote your common stock if you held shares as of the close of business on March 21, 2006. At the close of business on March 21, 2006, a total of 116,548,060 shares of common stock were outstanding and entitled to vote. This number of shares reflects the two-for-one split of our common stock completed in February 2006. Each share of common stock has one vote.

Voting by Proxies

If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by signing, dating and mailing the proxy card in the postage-paid envelope that we have provided to you. The proxies will vote your shares in accordance with your instructions. Of course, you can always come to the meeting and vote your shares in person. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

We are not aware of any other matters to be presented except for those described in this proxy statement. If any matters not described in the proxy statement are presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies may vote your common stock on the new meeting date as well, unless you revoke your proxy instructions before then.

Revoking your Proxy Instructions

You may revoke your proxy. To do so, you must either (1) advise our corporate Secretary, B. Judd Hartman, in writing before the meeting, (2) deliver later proxy instructions before the meeting, or (3) attend the meeting and vote in person.

Counting Votes

The annual meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced to the meeting. Broker non-votes also count for quorum purposes. If you hold your common stock through a broker, bank or other nominee, generally the nominee may only vote the common stock that it holds for you in accordance with your instructions. However, if the nominee has not received your instructions before the meeting, the nominee may vote on matters that are determined to be routine by the

Nasdaq National Market. If a nominee cannot vote on a particular matter because it is not routine, there will be a “broker non-vote” on that matter. We do not count broker non-votes as votes for or against any proposal. We do count abstentions as votes against a proposal. Although there is no definitive statutory or case law in North Carolina regarding broker non-votes and abstentions, we believe that our intended treatment of them is appropriate. An independent inspector of election will count all votes cast at the meeting and report the results on each matter presented at the meeting.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our employees might solicit proxies personally and by telephone. None of these employees will receive any additional compensation for this. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

Attending the Annual Meeting

If you are a holder of record and plan to attend the annual meeting, please bring your proxy or a photo identification to confirm your identity. If you are a beneficial owner of common stock held by a bank or broker, i.e., in “street name”, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your common stock held in street name, you must get a proxy in your name from the registered holder.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Our bylaws currently provide that the number of directors constituting the Board of Directors shall be not less than eight nor more than twelve. The Board of Directors may establish the number of directors within this range. The number of director seats is currently fixed at nine. There are nine directors presently serving on our Board and nine directors will be elected at this annual meeting.

Vote Required

Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nine nominees receiving the highest number of votes will be elected.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the election of the nominees named in this proxy statement. Each nominee has agreed to serve, and we expect that each of the nominees will be able to serve if elected. However, if any nominee is unavailable for election, the proxies will vote your common stock to elect a substitute nominee proposed by the Board of Directors.

Nominees

The Board of Directors unanimously recommends the nine nominees listed below for election to the Board. Each nominee currently serves as a director of the Company. The Board of Directors has determined that each director, other than Dr. Eshelman, the Company’s Chief Executive Officer, is independent as defined in Rule 4200(a)(15) of the Nasdaq Stock Market listing standards. In addition, none of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of the Company.

Name of Nominee	Age	Director Since	Position on Board
Stuart Bondurant, M.D.	76	1994	Director
Fredric N. Eshelman, Pharm.D.	57	1990	Vice Chairman
Marye Anne Fox, Ph.D.	58	2002	Director
Frederick Frank	73	1996	Director
General David L. Grange	58	2003	Director
Catherine M. Klema	47	2000	Director
Terry Magnuson, Ph.D.	55	2001	Director
Ernest Mario, Ph.D.	67	1993	Chairman
John A. McNeill, Jr.	56	1989	Director

Stuart Bondurant, M.D. currently serves as Interim Executive Vice President and Executive Dean for Health Sciences at Georgetown University in Washington, D.C. He served as President and Dean of Albany Medical College from 1974 to 1979 and as Dean of the School of Medicine at the University of North Carolina (Chapel Hill) from 1979 to 1994. He served as Professor of Medicine at the University of North Carolina (Chapel Hill) from 1979 to 2004. Dr. Bondurant served as Director of Epidemiologic Studies at the New York Academy of Medicine from January 1995 until March 1996. Dr. Bondurant has served as President of the American College of Physicians and the Association of American Physicians. He has also served as Vice President of the American Heart Association and the American Society for Clinical Investigation. He served as the Chairman of the Board of Directors of the North Carolina Biotechnology Center from 1988 to 1992.

Fredric N. Eshelman, Pharm.D. has served as Chief Executive Officer of the Company since July 1990, and as Vice Chairman of the Board of Directors since July 1993. Dr. Eshelman founded the Company’s predecessor and served as its Chief Executive Officer until its sale to the Company in 1989. Dr. Eshelman served as Senior Vice President, Development and as a director of Glaxo Inc., a subsidiary of Glaxo Holdings plc, from 1989 through 1990 before rejoining the Company.

Marye Anne Fox, Ph.D. has served as Chancellor of the University of California, San Diego, since April 2004. Prior to that time, Dr. Fox was Chancellor and Distinguished University Professor of Chemistry at North Carolina State University since 1998. From 1976 to 1998, she was a member of the faculty of the University of Texas, where she taught chemistry and held the Waggoner Regents Chair in Chemistry from 1991 to 1998. She served as the University’s Vice President for Research from 1994 to 1998. Dr. Fox also is a member of the Board of Directors of Red Hat, Inc., Boston Scientific Corporation and W. R. Grace Co., a specialty chemical company that filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Code in April 2001. Dr. Fox is the Co-Chair of the National Academy of Sciences’ Government-University-Industry Research Roundtable and serves on President Bush’s Council of Advisors on Science and Technology. She has served as the Vice Chair of the National Science Board.

Frederick Frank served as a director of Applied Bioscience International Inc. from 1988 until its acquisition by the Company in September 1996. Mr. Frank has been an investment banker with Lehman Brothers since 1969 and is currently Vice Chairman of that firm. Previously, Mr. Frank served as a Partner of Lehman Brothers from 1969 to 1972, as Managing Director from 1972 to 1993, and as Senior Managing Director from 1993 to 1995. Mr. Frank also serves on the Boards of Directors of Diagnostic Products Corporation and Landec Corporation.

General David L. Grange has served the McCormick Tribune Foundation since November 1999, first as Executive Vice President and Chief Operating Officer, and now as President and Chief Executive Officer. The McCormick Tribune Foundation is a charitable grantmaking organization that supports work in journalism, communities, citizenship and education. Additionally, the Foundation operates three museums, a park and a golf course. General Grange joined the Foundation after thirty years in the U.S. Army, with his final position as Commanding General of the First Infantry Division. During his military career, General Grange served as a Ranger, Green Beret, Aviator, Infantryman, and as a member of Delta Force. General Grange sits on the Board of Governors of the Center on Philanthropy at Indiana University and is on the Board of Directors of the Chicago Council on Foreign Relations, the National Strategy Forum, the Society of the First Infantry Division, the Vietnam Veterans Memorial Council and is a trustee for the First Infantry Division and Marmion Academy. General Grange is on the Advisory Councils of the Metropolitan Planning Council, Partnership for New Communities and The Philanthropy Roundtable. General Grange also serves as a National Security Analyst for CNN, WGN-TV and WGN Radio.

Catherine M. Klema is currently President of Nettleton Advisors LLC, a consulting firm established by Ms. Klema in 2001. Ms. Klema served as Managing Director, Healthcare Investment Banking at SG Cowen Securities from 1997 to 2001. Ms. Klema also served as Managing Director, Healthcare Investment Banking at Furman Selz LLC from 1994 until 1997, and was employed by Lehman Brothers from 1987 until 1994. Ms. Klema is also a director of Watson Pharmaceuticals, Inc.

Terry Magnuson, Ph.D. currently serves as the Sarah Graham Kenan Professor and Chair of the Department of Genetics of the School of Medicine, the Director of the Program in Cancer Genetics of the Lineberger Comprehensive Cancer Center and the Director of the Carolina Center for Genome Sciences at the University of North Carolina (Chapel Hill). Prior to joining the School of Medicine at the University of North Carolina (Chapel Hill) in 2000, Dr. Magnuson was a Professor of Genetics and Director of the Developmental Biology Center at Case Western Reserve University. Dr. Magnuson has served on numerous advisory panels, including the National Institute of Health Genetic Basis of Disease Review Committee from 1990 to 1995, and as a member of the Secretariat of the International Mammalian Genome Society from 1999 to 2001. He currently is a member of the Board of Directors of the Society for Developmental Biology, the Genetics Society of America and a member of the Board of Scientific Overseers for the Jackson Laboratory. Dr. Magnuson also served on The National Academics Committee for stem cell research guidelines and also currently serves as co-Editor in Chief for genesis: The Journal of Genetics and Development.

Ernest Mario, Ph.D. serves as Chairman and CEO of Reliant Pharmaceuticals, Inc., an emerging pharmaceutical company. Prior to joining Reliant in April 2003, Dr. Mario served as Chairman and Chief Executive Officer of IntraBiotics Pharmaceuticals, Inc., a pharmaceutical company, from April 2002 to April 2003. Prior to 2002, Dr. Mario served as Chairman of the Board of Directors and Chief Executive of ALZA Corporation, a pharmaceutical company. Before joining ALZA in 1993, Dr. Mario served as Chief Executive of Glaxo Holdings plc from 1989 to March 1993 and as Deputy Chairman and Chief Executive of Glaxo Holdings plc, a pharmaceutical company, from January 1992 to March 1993. Dr. Mario is also a director of Boston Scientific Corporation and Maxygen, Inc.

John A. McNeill, Jr. served as the Company’s President until 1990 and as its Chairman of the Board until July 1993. Mr. McNeill currently serves as Chief Executive Officer of Liberty Healthcare Services, LLC, a provider of nursing homes, assisted living facilities, independent living facilities, home healthcare agencies, home medical equipment and intravenous services.

Information About the Board of Directors and its Committees

The Board of Directors is responsible for the general management of the Company. In 2005, the board held nine meetings. Each incumbent member of the Board during the time he or she served as a director of the Company attended at least 75% of the 2005 meetings of the Board of Directors and Board committees of which he or she was a member.

Although the Company does not have a formal written policy with respect to Board members’ attendance at its annual meeting of shareholders, it is customary for all directors to attend that meeting. In addition, as disclosed below in “Other Information – Director Compensation,” Board members are compensated for attending our annual shareholder meetings. All directors attended the 2005 annual meeting of shareholders.

Shareholders may send any communications regarding Company business to the Board of Directors or any individual director in care of the Secretary of the Company at our principal executive offices located at 3151 South Seventeenth Street, Wilmington, North Carolina 28412. The Secretary will forward all such communications to the addressee.

The Board of Directors has established a Finance and Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Mr. Frank, Chairman, Dr. Bondurant and Mr. McNeill, each of whom is independent under the Nasdaq Stock Market listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, are the members of the Finance and Audit Committee. In 2005, the Finance and Audit Committee held five meetings. The Finance and Audit Committee is solely responsible for the engagement of the independent auditors, reviews with management and with the independent auditors the scope and results of the Company’s audits, the internal accounting controls of the Company, financial reporting processes, and audit policies and practices, pre-approves all professional services furnished by the independent auditors and oversees the Company’s corporate compliance matters. A copy of the Finance and Audit Committee charter was filed as Appendix B to the proxy statement for the annual shareholder meeting held on May 19, 2004.

Mr. McNeill, Chairman, Dr. Fox, General Grange, Ms. Klema and Dr. Magnuson, each of whom is independent under the Nasdaq listing standards, are the members of the Compensation Committee. During 2005, the Compensation Committee held five meetings. The Compensation Committee reviews and approves all compensation arrangements for the officers of the Company and other employees whose base salaries are above a specified threshold, and oversees our Equity Compensation Plan, Employee Stock Purchase Plan and deferred compensation plans.

General Grange, Chairman, Mr. Frank, Ms. Klema and Dr. Magnuson, each of whom is independent under the Nasdaq listing standards, are the members of the Nominating and Governance Committee. The Nominating and Governance Committee held three meetings in 2005. The Nominating and Governance Committee identifies individuals qualified to become Board members, recommends to the Board director nominees, reviews the composition of the Board and its committees, develops and recommends to the Board appropriate corporate governance guidelines, and oversees the Board’s annual self-evaluation process. A copy of the Nominating and Governance Committee charter was filed as Appendix A to the proxy statement for the annual shareholder meeting held on May 19, 2004.

To be considered as a director nominee, an individual must have high personal and professional character and integrity, exceptional ability and judgment, experience at a strategy/policy setting or high managerial level, relevant career specialization or technical skills, sufficient time to devote to Company matters, and an ability to work with the other director nominees to collectively serve the long-term interests of the shareholders. In addition to these minimum requirements, the Committee will also evaluate whether the nominee’s skills are complementary to the existing directors’ skills, and the Board’s need for operational, management, financial, international, industry-specific or other expertise. The Nominating and Governance Committee invites Board members to submit nominations for director. In addition to candidates submitted by Board members, director nominees recommended by shareholders will be considered. Shareholder recommendations must be made in accordance with the procedures described in the following paragraph and will receive the same consideration that other nominees receive. All nominees are evaluated by the Nominating and Governance Committee to determine whether they meet these minimum qualifications and whether they will satisfy the Board’s needs for specific expertise at that time. The Committee recommends to the full Board nominees for election as directors at the Company’s annual meeting of shareholders.

Our bylaws permit any shareholder of record to nominate directors. You must give written notice of your intent to make nominations by personal delivery or by certified mail, postage prepaid, to the Secretary of the Company. Any such timely notice will be forwarded to the Nominating and Governance Committee. If the election is to be held at the annual meeting of shareholders, you must give your notice not more than 90 days nor less than 50 days before the meeting. If the election is to be held at a special meeting of shareholders called to elect directors, you must give your notice by the tenth business day following the date on which notice of the special meeting is first given to shareholders. Your notice must include the following: (1) your name and address, as they appear on the Company’s books, and the name and residence address of the persons to be nominated; (2) the class and number of shares of the Company which you beneficially own; (3) a representation that you are a shareholder of record of the Company entitled to vote at the meeting and intend to appear in person or by proxy to nominate the persons specified in your notice; (4) a description of all arrangements or understandings between you and each nominee and any other persons, by name, as to how you will make the nominations; (5) all other information regarding each nominee you propose which is required to be disclosed in a solicitation of proxies for election of directors or is required under Regulation 14A of the Securities Exchange Act of 1934, including any information required to be included in a proxy statement if the nominee had been nominated by the Board of Directors; and (6) the written consent of each nominee to be named in a proxy statement to serve as a director, if elected.

No shareholder has properly nominated anyone for election as a director at this annual meeting.

PROPOSAL NO. 2 - AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PLAN

The Company adopted the Employee Stock Purchase Plan, or ESPP, effective July 1, 1997 and reserved 1,000,000 shares of common stock for issuance under the ESPP. In May 2000, the shareholders of the Company approved an amendment to the ESPP to increase the number of shares reserved for issuance under the ESPP from 1,000,000 to 2,500,000. As of March 15, 2006, approximately 529,135 shares were available for purchase by ESPP participants. All share numbers discussed in this Proposal No. 2 reflect the two-for-one stock split completed in February 2006.

The Board of Directors unanimously approved an amendment to the ESPP in February 2006 to increase the total number of shares reserved for issuance under the ESPP by 2,000,000, from 2,500,000 shares to 4,500,000 shares. This increase represents approximately 1.7% of our outstanding stock, and the total number of shares that will be available for purchase under the ESPP if the proposed increase is approved by our shareholders will be approximately 2.2% of our outstanding stock. While there will be sufficient shares in the ESPP for 2006, the Company anticipates that, unless this proposal is approved, the ESPP will not have sufficient shares for 2007 and may not have enough shares for the first six-month offering period that will end on June 30, 2007.

We believe that the proposed increase in the amount of our common stock reserved for issuance under the ESPP is in the best interests of the Company and its shareholders. A substantial number of our employees are not eligible to participate in our Equity Compensation Plan, and the ESPP offers all eligible employees an opportunity to participate in the potential future success of the Company. Based on our experience with the ESPP and employee feedback, we believe the ESPP is an important benefit to our employees, helps the Company attract, retain and motivate employees and encourages employee productivity.

The ESPP has two six-month offering periods in each year. The first offering period begins on January 1 and ends on June 30 and the second offering period begins July 1 and ends on December 31. Eligible employees participate in the ESPP by making payroll deductions up to 15% of their base pay in effect before the start of the applicable offering period. No employee can purchase more than $25,000 worth of common stock of the Company under the ESPP in any calendar year. In addition, no employee who owns 5% or more of the outstanding common stock of the Company is entitled to purchase shares under the ESPP. The ESPP also authorizes the Company to limit the number of shares that may be purchased by participants in any six-month offering period, which can be expressed either as limit on the number of shares or a dollar limit on aggregate payroll deductions. If the number of shares to be purchased or aggregate payroll deductions to be made for an offering period exceeds this limit, the Company will reduce participants’ payroll deductions on a pro rata basis. Beginning with the first six-month offering period in 2006, the maximum amount of aggregate payroll deductions for each offering period is $4.0 million. Contributions made by eligible employees to purchase the Company’s common stock under the ESPP are not tax deductible to the employees. At the end of each six-month offering period, employee contributions are used to purchase common stock of the Company reserved for issuance under the ESPP at a price equal to 90% of the lesser of (1) the reported closing price of the Company’s common stock for the first day of the offering period or (2) the reported closing price of the Company’s common stock for the last day of the offering period. The closing price for a share of common stock of the Company as of March 15, 2006 was $35.82.

An eligible employee may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offerings. Once an employee withdraws from an offering, he or she may not resume their participation in that same offering. If an eligible employee withdraws from the ESPP or his or her employment with the Company is terminated for any reason during an offering period, the employee’s payroll deductions are automatically terminated and all payroll deductions previously made during the offering period will be returned to the employee. Payroll deductions do not earn interest during any offering period.

An eligible employee may elect to decrease the amount withheld one time during any offering period. Employees may not increase the amount withheld during any offering period. An employee may only increase the amount withheld for subsequent offering periods. An employee who stops payroll deductions during an offering period can purchase shares of the Company’s common stock with the payroll deductions already made, or the employee can withdraw the payroll deductions from the ESPP.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. An eligible employee who purchases common stock under the ESPP during an offering period is not taxed upon purchase, and has a basis in his or her stock for federal income tax purposes equal to the purchase price of the stock. If the employee sells the stock within two years of the first day of the offering period, then he or she will recognize ordinary income in the year of the sale equal to the excess (if any) of the fair market value of the stock on the purchase date over the purchase price. Any additional gain or resulting loss recognized by the employee from the sale of the stock will be capital gain or loss. If the employee sells the stock more than two years from the first day of the offering period, then he or she will recognize ordinary income in the year of the sale equal to the lesser of (1) the difference between the fair market value of the stock on the date sold and the purchase price paid for the stock or (2) the difference between the fair market value of the stock on the first day of the offering period and the purchase price paid for the stock. Any additional gain or resulting loss recognized by the employee from the sale of stock will be capital gain or loss. The Company will generally be entitled to a federal income tax deduction in the amount of the employee’s ordinary compensation income.

Employees of the Company and its U.S. and larger foreign operating subsidiaries are eligible to participate in the ESPP. However, employees who customarily work less than 20 hours per week or five months in a year generally cannot participate in the ESPP. Because eligible employees determine whether and to what extent they will participate in the ESPP, we cannot determine the benefits and amounts that will be received by participants in the future. As of March 15, 2006, approximately 6,782 employees were eligible to participate in the ESPP.

The Company may terminate the ESPP at any time for any reason. Some amendments to the ESPP, such as an increase in the number of shares reserved for issuance under the ESPP, require shareholder approval. The ESPP is administered by the same administrative committee that administers the Company’s 401(k) retirement plan. The Company’s President, Chief Financial Officer, Senior Vice President of Human Resources and Executive Director of Corporate Human Resources are members of the administrative committee. The Compensation Committee of the Board of Directors oversees the administration of the ESPP.

The proposed amendment to the ESPP requires approval by the majority of all eligible votes present or represented by proxy at a meeting of shareholders at which a quorum is present.

OTHER INFORMATION

Principal Shareholders

The following table shows the number of shares of the Company’s common stock beneficially owned as of the record date for the meeting, March 21, 2006, by (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each director and nominee for director, (3) each of our executive officers named in the Summary Compensation Table below, and (4) all current directors and executive officers of the Company as a group. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown, and their address is c/o PPDI, 3151 South Seventeenth Street, Wilmington, North Carolina 28412. As of March 21, 2006, the Company had 116,548,060 shares of common stock outstanding. Share ownership in each case also includes shares issuable upon exercise of outstanding options that can be exercised within 60 days after March 21, 2006 for purposes of computing the percentage of common stock owned by the person named. Options owned by a person are not included for purposes of computing the percentage owned by any other person.

Name	Shares Beneficially Owned	Percentage Owned
Linda Baddour (1)	203,013	*
Stuart Bondurant (2)	9,458	*
Paul S. Covington	9,906	*
Fred B. Davenport, Jr. (3)	191,833	*
Earnest Partners, LLC (4)	13,749,968	11.8%
Fredric N. Eshelman (5)	9,958,650	8.5%
Marye Anne Fox (6)	49,458	*
Frederick Frank (7)	112,458	*
Franklin Resources, Inc. (8)	5,985,310	5.1%
David L. Grange (6)	21,458	*
Catherine M. Klema (6)	49,458	*
Terry Magnuson (6)	73,458	*
Ernest Mario (9)	1,504,012	1.3%
John A. McNeill, Jr. (10)	3,403,666	2.9%
Neuberger Berman Inc. (11)	7,508,296	6.4%
Colin Shannon (12)	51,167	*
All directors and current executive officers as a group (13 persons) (13)	15,637,995	13.3%

*	Less than one percent.

(1)	Includes 1,000 shares of common stock held through an individual retirement account for the benefit of Ms. Baddour, 155,833 shares of common stock issuable pursuant to options and 42,000 shares of restricted stock granted on May 18, 2005 that vest one-third per year on the first, second and third anniversary dates of the grant.

(2)	Includes 5,458 shares of common stock issuable pursuant to options. Does not include 5,224 shares of restricted stock that Dr. Bondurant deferred under the Company’s deferred compensation plan for non-employee directors.

(3)	Includes 4,000 shares of common stock held through an individual retirement account for the benefit of Mr. Davenport and 175,833 shares of common stock issuable pursuant to options. Does not include 45,000 shares of restricted stock granted to Mr. Davenport on November 22, 2005 that vest one-third per year on the first, second and third anniversary dates of the grant because Mr. Davenport deferred those shares under the Company’s deferred compensation plan for executives. Also excludes 16,732 shares of restricted stock that were granted to Mr. Davenport in January 2001 that he deferred under the deferred compensation plan.

(4)	Amount reported in Schedule 13G Amendment No. 2 filed on February 7, 2006, adjusted to reflect the Company’s two-for-one stock split. The Schedule 13G filed by Earnest Partners, LLC does not list any natural persons having voting and/or investment powers over the securities held of record by Earnest Partners, LLC. The address of Earnest Partners, LLC is 75 Fourteenth Street, Suite 2300, Atlanta, Georgia 30309.

(5)	Includes 182,500 shares of common stock issuable pursuant to options and 50,000 shares of restricted stock granted on May 18, 2005 that vest one-third per year on the first, second and third anniversary dates of the grant. Excludes 54,376 shares of restricted stock that were granted to Dr. Eshelman in January 2001 that he deferred under the Company’s deferred compensation plan for executives.

(6)	Consists of shares of common stock issuable pursuant to options. Does not include 5,224 shares of restricted stock deferred under the Company’s deferred compensation plan for non-employee directors.

(7)	Includes 57,458 shares of common stock issuable pursuant to options. Does not include 5,224 shares of restricted stock that Mr. Frank deferred under the Company’s deferred compensation plan for non-employee directors.

(8)	Amount reported in Schedule 13G Amendment No. 6 filed on February 13, 2006, adjusted to reflect the Company’s two-for-one stock split. The Schedule 13G filed by Franklin Resources, Inc. lists Charles B. Johnson and Rupert H. Johnson, Jr. as having voting and/or investment powers over the securities held of record by Franklin Resources, Inc. The address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, CA 94403-1906.

(9)	Includes 445,552 shares of common stock held in a family partnership; 6,000 shares of common stock held in trust for Mrs. Mario; 6,000 shares of common stock held in trust for Dr. Mario; 360,132 shares of common stock held by Mrs. Mario; and 94,458 shares of common stock issuable pursuant to options. Does not include 5,224 shares of restricted stock that Dr. Mario deferred under the Company’s deferred compensation plan for non-employee directors.

(10)	Includes 2,460 shares of common stock held in a family partnership; 3,256,694 shares of common stock held in a limited liability company; 21,274 shares of common stock held in trust for Mr. McNeill’s daughter, who resides with Mr. McNeill; and 121,458 shares of common stock issuable pursuant to options. Does not include 5,224 shares of restricted stock that Mr. McNeill deferred under the Company’s deferred compensation plan for non-employee directors.

(11)

Amount reported in Schedule 13G Amendment No. 3 filed on February 17, 2006, adjusted to reflect the Company’s two-for-one stock split. The Schedule 13G filed by Neuberger Berman Inc. does not list any natural persons having voting and/or investment powers over the securities held of record by Neuberger Berman Inc. The address of Neuberger Berman Inc. is 605 Third Avenue, New York, NY 10158.

(12)	Consists of shares of common stock issuable pursuant to options.

(13)	Includes all shares of common stock referenced in the table except those owned by Earnest Partners, LLC, Franklin Resources, Inc. and Neuberger Berman Inc.

Director Compensation

Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. We pay non-employee directors an annual retainer of $40,000 in quarterly installments after each regularly scheduled meeting of directors. We also pay each non-employee director $1,000 for each meeting of the Board of Directors attended in person and $1,000 for attendance at our annual meeting of shareholders. We pay each non-employee member of the Finance and Audit Committee $2,500 for each committee meeting attended in person, and we also pay the chairman of the Committee an annual retainer of $10,000. For all other committees, we pay the chairman $1,500 for each meeting attended in person and all other non-employee committee members $1,000 per meeting attended in person. In the discretion of the Chairman of the Board of Directors, we pay each non-employee director $500 for each Board and committee meeting attended by telephone. In addition, we grant each non-employee director a fully vested option to purchase common stock having a value of $65,000 on each date that he or she is elected or re-elected to the Board. We also grant each non-employee director restricted stock having a value of $65,000 on the first business day of each calendar year. The restricted stock vests 90% on the first anniversary of the grant, 5% on the second anniversary and 5% on the third anniversary, and is not transferable until the director departs from the Board. In addition to the above, the Chairman of the Board is entitled to use the Company’s aircraft for personal use up to a maximum of 20,000 miles per year.

The following table shows the compensation earned by each non-employee director of the Company for the year ended December 31, 2005:

Name	Fees Earned in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($) (3)	All Other Compensation ($)		Total ($)
Stuart Bondurant, M.D.	$57,000	$66,659	$65,000	$0		$188,659
Marye Anne Fox, Ph.D.	51,500	66,659	65,000	0		183,159
Frederick Frank	69,000	66,659	65,000	0		200,659
David L. Grange	53,500	66,659	65,000	0		185,159
Catherine M. Klema	52,000	66,659	65,000	0		183,659
Terry Magnuson, Ph. D.	54,500	66,659	65,000	0		186,159
Ernest Mario, Ph.D.	47,000	66,659	65,000	47,459	(4)	226,118
John A. McNeill, Jr.	63,000	66,659	65,000	0		194,659

(1)	Consists of the annual board retainer, board and committee meeting fees, and committee chair retainers.

(2)	On January 3, 2005, each non-employee director was granted 3,160 shares of restricted stock having a value of $65,000 based on the closing price of the Company’s common stock on the grant date, adjusted for our February 2006 two-for-one stock split. Each director deferred the entire grant under the Company’s deferred compensation plan for directors and now holds these shares as restricted stock units under that plan. The dollar amount in this column equals the value of the restricted stock awarded on January 3, 2005, or $65,000, plus $1,659 in dividend equivalents that accrued on the restricted stock units under the deferred compensation plan in 2005.

(3)	On May 18, 2005, the date on which the directors were re-elected to the Board for a term of one year, each non-employee director was granted non-qualified options to purchase 5,458 shares of common stock of the Company, as adjusted for our February 2006 two-for-one stock split, having a value of $65,000. The dollar value of the option award represents the grant date fair value computed in accordance with Financial Accounting Standards No. 123 (revised 2004), Share Based Payments, applying the Black-Scholes valuation model and the same assumptions used in the Company’s financial statements and accompanying notes.

(4)	In 2005, Dr. Mario used the Company’s aircraft for personal use for a total of 13,716 miles. The dollar amount in this column represents the value of his use of the Company’s aircraft based on the aggregate incremental cost to the Company. For a description of the Company’s policy on personal use of corporate aircraft, see “Other Information – Corporate Aircraft Policy” below.

Executive Compensation

1.	Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Restricted Stock Awards ($) (2)	Securities Underlying Options (#)	Option Value ($) (3)	All Other Compen- sation ($)	Total ($)
Fredric N. Eshelman (4)	2005	$668,733	$475,000	$1,189,500	0	$0	$131,735	$2,464,968
Vice Chairman and Chief Executive Officer	2004	648,800	600,000	0	125,000	2,666,350	45,965	3,961,115
	2003	623,479	0	0	60,000	749,472	32,496	1,405,447

Fred B. Davenport, Jr. (5)	2005	$348,189	$175,000	$1,374,300	0	$0	$32,705	$1,930,194
President and Assistant Secretary	2004	335,682	225,000	0	85,000	1,813,118	18,761	2,392,561
	2003	327,825	0	0	40,000	499,648	14,077	841,550

Paul S. Covington (6)	2005	$308,877	$123,550	$0	0	$0	$7,810	$440,237
Executive Vice President - Development	2004	297,694	160,000	0	50,000	1,066,540	7,310	1,531,544
	2003	290,812	0	0	20,000	249,824	6,810	547,446

Linda Baddour (7)	2005	$277,629	$165,000	$999,180	0	$0	$7,713	$1,449,522
Chief Financial Officer, Treasurer and Assistant Secretary	2004	218,183	150,000	0	75,000	1,599,810	7,647	1,975,640
	2003	207,000	0	0	25,000	312,280	6,630	525,910

Colin Shannon (8)	2005	$267,650	$107,060	$0	0	$0	$18,149	$392,859
Executive Vice President - Global Clinical Operations	2004	246,306	163,985	0	109,500	2,129,643	38,251	2,578,185
	2003	213,146	52,935	0	13,500	156,661	35,198	457,940

(1)	Except for the 2003 bonus and a portion of the 2004 bonus paid to Mr. Shannon, all bonuses reported in this table were paid in the first quarter of the calendar year following the year in which they were earned. Dr. Eshelman deferred $165,000 of his 2005 annual cash bonus and $269,129 of his 2004 annual cash bonus under the Company’s non-qualified deferred compensation plan for executives.

(2)	On May 18, 2005, Dr. Eshelman and Ms. Baddour were awarded 50,000 and 42,000 shares of restricted stock, respectively. Mr. Davenport was awarded 45,000 shares of restricted stock on November 22, 2005. The value of each award as shown in the table is based on the closing price of the Company’s common stock on the grant date. Each restricted stock award vests one-third per year on the first, second and third anniversaries of the grant date. The number of shares of restricted stock reflects the two-for-one stock split that was completed in February 2006.

(3)	The dollar value represents the grant date fair value computed in accordance with Financial Accounting Standards No. 123 (revised 2004), Share Based Payments, applying the Black-Scholes valuation model and the same assumptions used in the Company’s financial statements and accompanying notes.

(4)	Dr. Eshelman received other compensation in 2005 consisting of $72,410 for personal use of the Company’s aircraft, $28,547 in dividend equivalents accrued on deferred restricted stock, $21,456 in interest accrued on deferred cash compensation, $7,000 in 401(k) plan matching contributions and $2,322 in taxable benefit for premiums paid for group term life insurance on his behalf. Dr. Eshelman is permitted to use the Company’s aircraft for personal use up to a maximum of 40,000 miles per year. In 2005, Dr. Eshelman used the Company’s aircraft for personal use for a total of 16,093 miles. The value of his use of the aircraft in 2005 is based on the aggregate incremental cost to the Company. For a description of the Company’s policy on personal use of corporate aircraft, see “Other Information – Corporate Aircraft Policy” below. In 2005, Dr. Eshelman’s deferred compensation account accrued interest at an average interest rate of approximately 5.3% per annum. As of December 31, 2005, the aggregate value of Dr. Eshelman’s deferred compensation account was approximately $2,177,512, of which $493,215 is deferred cash compensation, including accrued interest and dividend equivalents, and $1,684,297 is deferred restricted stock. For a description of the Company’s deferred compensation plan for executives, see “Other Information – Non-Qualified Deferred Compensation Plans” below.

Dr. Eshelman received other compensation in 2004 consisting of $30,932 for personal use of the Company’s aircraft, $6,500 in 401(k) plan matching contributions, $4,790 in interest accrued on deferred cash compensation, $2,322 in taxable benefit for premiums paid for group life insurance on his behalf and $1,421 in taxable benefit of personal training under the Company’s wellness program. In 2004, Dr. Eshelman used the Company’s aircraft for personal use for a total of 10,161 miles. The value of his personal use of the aircraft in 2004 is based on the aggregate incremental cost to the Company. In 2004, Dr. Eshelman’s deferred compensation account accrued interest at an average interest rate of 3.3% per annum. As of December 31, 2004, the aggregate value of Dr. Eshelman’s deferred compensation account was approximately $1,269,676, of which $147,083 is deferred cash compensation, including accrued interest, and $1,122,593 is deferred restricted stock.

Dr. Eshelman received other compensation in 2003 consisting of $18,353 for personal use of the Company’s aircraft, $6,000 in 401(k) plan matching contributions, $2,979 in interest accrued on deferred cash compensation, $2,842 in taxable benefit for personal training under the Company’s wellness program and $2,322 in taxable benefit for premiums paid for group life insurance on his behalf. Dr. Eshelman used the Company’s aircraft for personal use in 2003 for a total of 7,699 miles. The value of his personal use of the aircraft is based on the aggregate incremental cost to the Company. In 2003, Dr. Eshelman’s deferred compensation account accrued interest at an average interest rate of 2.7% per annum. As of December 31, 2003, the aggregate value of Dr. Eshelman’s deferred compensation account was approximately $142,293, which consisted solely of deferred cash compensation and accrued interest.

(5)	Mr. Davenport received other compensation in 2005 consisting of $15,679 in interest accrued on deferred compensation, $8,784 in dividend equivalents accrued on deferred restricted stock, $7,000 in 401(k) plan matching contributions and $1,242 in taxable benefit for premiums paid for group life insurance on his behalf. In 2005, Mr. Davenport deferred 45,000 shares of restricted stock granted to him in November 2005. In 2005, Mr. Davenport’s deferred compensation account accrued interest at an average interest rate of 5.3% per annum. As of December 31, 2005, the aggregate value of Mr. Davenport’s deferred compensation account was approximately $2,224,770, of which $312,621 is deferred cash compensation, including accrued interest and dividend equivalents, and $1,912,149 is deferred restricted stock. For a description of the Company’s deferred compensation plan for executives, see “Other Information – Non-Qualified Deferred Compensation Plans” below. In 2004, Mr. Davenport received other compensation consisting of $9,384 in interest accrued on deferred compensation, $6,500 in 401(k) plan matching contributions, $1,635 for personal use of the Company’s aircraft and $1,242 in taxable benefit for premiums paid for group term life insurance on his behalf. Mr. Davenport is permitted to use the Company’s airplane for personal use up to a maximum of 5,000 miles per year. In 2004, Mr. Davenport used the Company’s aircraft for personal use for a total of 926 miles. The value of his use of the aircraft in 2004 is based on the aggregate incremental cost to the Company. For a description of the Company’s policy on personal use of corporate aircraft, see “Other Information – Corporate Aircraft Policy” below. In 2004, Mr. Davenport’s deferred compensation account accrued interest at an average interest rate of 3.3% per annum. As of December 31, 2004, the aggregate value of Mr. Davenport’s deferred compensation account was approximately $633,590, of which $288,158 is deferred cash compensation, including accrued interest, and $345,432 is deferred restricted stock. In 2003, Mr. Davenport received other compensation consisting of $6,835 in interest accrued on deferred compensation, $6,000 in 401(k) plan matching contributions and $1,242 in taxable benefit for premiums paid for group term life insurance on his behalf. In 2003, Mr. Davenport’s deferred compensation account accrued interest at an average interest rate of 2.7% per annum. As of December 31, 2003, the aggregate value of Mr. Davenport’s deferred compensation account was approximately $278,774, which consisted solely of deferred cash compensation and accrued interest.

(6)	Dr. Covington received other compensation in 2005 consisting of $7,000 in 401(k) plan matching contributions and $810 in taxable benefit for premiums paid for group term life insurance on his behalf. Dr. Covington received other compensation in 2004 consisting of $6,500 in 401(k) plan matching contributions and $810 in taxable benefit for premiums paid for group term life insurance on his behalf. Dr. Covington received other compensation in 2003 consisting of $6,000 in 401(k) plan matching contributions and $810 in taxable benefit for premiums paid for group term life insurance on his behalf.

(7)	Ms. Baddour received other compensation in 2005 consisting of $7,000 in 401(k) matching contributions and $713 in taxable benefit for premiums paid for group term life insurance on her behalf. Ms. Baddour received other compensation in 2004 consisting of $6,500 in 401(k) matching contributions, $673 in taxable benefit for premiums paid for group term life insurance on her behalf and $474 in taxable benefit for personal training under the Company’s wellness program. In 2003, Ms. Baddour received other compensation consisting of $6,000 in 401(k) plan matching contributions and $630 in taxable benefit for premiums paid for group term life insurance on her behalf.

(8)	All of Mr. Shannon’s compensation in 2003 and a portion of his compensation in 2004 and 2005 were paid in pounds sterling. For purposes of this Summary Compensation Table, the compensation paid in pounds sterling was converted to U.S. dollars based on the average monthly exchange rates for the months in which such compensation was paid. Mr. Shannon received other compensation in 2005 consisting of $17,339 in contributions to the Company’s U.K. defined benefit pension plan on his behalf and $810 in taxable benefit for premiums paid for group term life insurance on his behalf. In 2004, Mr. Shannon’s bonus consisted of a promotion bonus of $38,985 that was paid in August 2004 and an annual bonus of $125,000 paid under the Company’s employee incentive compensation plan in March 2005. Mr. Shannon received other compensation in 2004 consisting of $19,615 in car allowance, $16,884 in contributions to the Company’s U.K. defined benefit pension plan on his behalf, $1,516 in fuel allowance and $236 in taxable benefit for premiums paid for group term life insurance on his behalf. In 2003, Mr. Shannon received other compensation consisting of $18,437 in car allowance, $14,573 in contributions to the Company’s U.K. defined benefit pension plan on his behalf and $2,188 in fuel allowance.

2.	Stock Option/SAR Grants in 2005

As noted in the Report of the Compensation Committee on Executive Compensation below, in 2005 the Committee changed the timing of the annual stock option grants for the Company’s executive officers. As a result of this change, the Company did not grant any stock options to the executive officers named in the Summary Compensation Table above during the calendar year 2005.

3.	Aggregated Option/SAR Exercises in 2005 and Option/SAR Values as of Year-End 2005

	Shares Acquired on Exercise (#)	Value Realized ($)(2)	Number of Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End (1) ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Fredric N. Eshelman	760,000	$12,541,008	182,500	227,500	$2,506,763	$2,461,688
Fred B. Davenport, Jr.	210,000	4,507,550	270,832	154,168	4,134,417	1,665,608
Paul S. Covington	126,666	1,865,492	51,668	88,334	667,379	942,885
Linda Baddour	59,000	1,080,050	185,832	129,168	2,921,342	1,362,083
Colin Shannon	72,666	1,019,624	32,500	165,834	318,013	1,958,425

(1)	The value of the options is based on the difference between the exercise price and $30.975, the closing price of the Company’s common stock on the National Association of Securities Dealers’ Automated Quotation National Market System on December 31, 2005, adjusted for the Company’s two-for-one stock split.

(2)	The value realized equals the difference between the fair market value of the shares acquired, based on the closing price per share of the Company’s common stock on the National Association of Securities Dealers’ Automated Quotation National Market System on the date of exercise, and the exercise prices for the underlying stock options.

Employment and Severance Agreements

Fredric N. Eshelman, Chief Executive Officer, entered into an employment agreement with the Company effective July 1, 1997. The employment agreement provides for automatic one-year renewals unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Dr. Eshelman’s employment agreement automatically renewed for a ninth one-year term beginning July 1, 2005, and his annual base salary for the renewal term is $680,000.

Fred B. Davenport, Jr. was promoted to President of the Company on January 15, 2002. Mr. Davenport entered into a new employment agreement with the Company dated January 15, 2002. The initial term of the employment agreement was from January 15, 2002 through December 31, 2003. The employment agreement contains automatic one-year renewals unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Mr. Davenport’s employment agreement automatically renewed for an additional one-year term beginning January 1, 2006, and his annual base salary for 2006 is $359,070.

Paul S. Covington was promoted to Executive Vice President—Development of PPD Development, the Company’s contract research organization subsidiary, effective January 15, 2002. Dr. Covington entered into a new employment agreement with PPD Development dated January 15, 2002. The initial term of the agreement was from January 15, 2002 through December 31, 2003. The employment agreement contains automatic one-year renewals unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Dr. Covington’s employment agreement automatically renewed for an additional one-year term beginning January 1, 2006, and his annual base salary for 2006 is $318,530.

Linda Baddour was promoted to Chief Financial Officer of the Company effective May 16, 2002, and continues to serve as the Company’s Chief Accounting Officer, her position prior to her promotion. Ms. Baddour entered into an employment agreement with the Company dated May 16, 2002. The employment agreement provides for an initial term of one year and contains automatic one-year renewals unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Ms. Baddour’s employment agreement automatically renewed for an additional one-year term on May 16, 2005, and her annual base salary for the renewal term is $283,250.

Colin Shannon was promoted to Executive Vice President - Global Clinical Operations of PPD Development on July 16, 2004. Prior to his promotion, Mr. Shannon served as Chief Operating Officer for the Company’s European operations for four years. Mr. Shannon entered into an employment agreement with PPD Development dated July 30, 2004, which provides for an initial term beginning August 16, 2004 and ending August 16, 2006. The employment agreement contains automatic one-year renewals unless either party gives notice to the other at least 60 days prior to the end of the then current term that the agreement will not be renewed. Mr. Shannon’s annual base salary for the second year of his employment agreement is $272,950.

Each of the executive officers named in the Summary Compensation Table has entered into a severance agreement with the Company. Each agreement provides for a severance payment upon termination of the executive officer’s employment, other than for cause, within one year after a change of control of the Company, including constructive termination of employment due to a substantial diminution in duties, reduction in base salary or required relocation. The amount of the severance payment equals a factor times the sum of (i) the executive officer’s base salary for the 12-month period prior to termination of employment plus (ii) the greater of (A) the executive officer’s target bonus under the Company’s incentive compensation plan in effect immediately prior to termination of employment or (B) the average of the cash bonuses received by the executive officer in the two successive 12-month periods immediately prior to termination of employment. Dr. Eshelman is entitled to a severance payment equal to three times the severance amount as calculated above. Mr. Davenport, Dr. Covington and Ms. Baddour are each entitled to a severance payment equal to two and one-half times the severance amount as calculated above. Mr. Shannon is entitled to a severance payment equal to two times the severance amount as calculated above. In addition to the severance payments, all outstanding unvested stock options and unvested restricted stock granted at least six months prior to the executive officer’s termination of employment will vest upon termination. The Company is also obligated to continue to pay for and provide welfare benefits that the executive officer was receiving immediately prior to termination of employment, including health, medical, dental, vision, wellness, accidental death and dismemberment, and disability benefits, and group term life insurance. The Company is obligated to provide these welfare benefits to Dr. Eshelman, Mr. Davenport and Ms. Baddour for two years following termination of their employment and to provide these benefits to Dr. Covington and Mr. Shannon for one year following termination of their employment. The Company may discontinue providing these welfare benefits to any executive officer on the date on which he or she becomes eligible for similar coverage under another employer’s plan. The Company will also pay all legal expenses incurred by an executive officer in successfully enforcing the severance agreement. The Company is not obligated to “gross up” an executive officer’s compensation for any federal, state or local excise, income or other taxes.

Non-Qualified Deferred Compensation Plans

We maintain non-qualified, unfunded deferred compensation plans that permit certain highly paid executive employees who are employed in the United States and members of our Board of Directors to defer current income for future financial and retirement needs. Eligible employees may defer up to 25% of their base salary and/or a portion of their annual bonus on a pre-tax basis. Directors may defer up to 100% of their annual retainer and meeting fees on a pre-tax basis. All participants also have the opportunity to defer payment of restricted stock. We do not make contributions to these plans, and other than accruals for interest on deferred cash compensation and dividend equivalents on deferred restricted stock, all amounts credited to these plans consist of compensation that was otherwise payable to participants.

Cash amounts deferred each quarter earn interest based upon the three-month London Interbank Offered Rate, or LIBOR, plus 1.5%, which we believe is a market rate of interest. The average annual interest rate during 2005 was 5.3%. Shares of restricted stock that are deferred are held as restricted stock units, payable as shares of common stock if and when the units become payable. The restricted stock units remain subject to the same vesting conditions as applicable to the shares of restricted stock. In addition, restricted stock units provide for cash dividend equivalents that are payable in cash at the time the units become vested or when the units become payable, depending on the participant’s election.

Employee participants may elect to have the deferrals payable either on termination of employment or on a specified date that is at least two years after the deferral election is made, but no more than 10 years after termination of employment. The amount deferred will be payable either in a lump sum or installments over a period of five, 10 or 15 years as elected by the participant at the time of deferral. However, these payment elections only become effective if the employee participant retires after age 55 with 10 years of service to the Company. Otherwise, the deferrals are payable in a lump sum following termination of employment. Directors may elect to have the deferrals payable either on a specified date that is at least two years after the deferral election is made, but not more than 10 years after termination of service as a director, or the earlier of any such date and the date of termination of service as a director. Directors may choose to have deferrals payable either in a lump sum or installments over a period of five years. Our Board of Directors may elect to pay out participants in the event of a change of control of the Company.

Defined Benefit Plan for U.K. Employees

We have a defined benefit pension plan for participating employees in the United Kingdom who retire directly from employment or who terminate service with vested rights. The defined benefit plan was closed to new employees after 2002, and replaced with a defined contribution plan. Employees in the United Kingdom between the ages of 18 and 64 were eligible to participate in the plan and their right to receive retirement benefits under the plan is fully vested after two years of service. In addition to pension benefits upon retirement, the plan provides an immediate benefit to the surviving spouse upon death of an active or disabled participant. Employee participants pay 6% of their salary into the plan and we are obligated to fund the remaining cost of the plan.

Colin Shannon, our Executive Vice President - Global Clinical Operations, is the only officer named in the Summary Compensation Table above that is covered by our U.K. defined benefit pension plan. Mr. Shannon’s annual pension benefit payable upon retirement at age 60 will equal two-thirds of his final pensionable salary. If and when Mr. Shannon establishes permanent residency in the United States, he will no longer participate in our U.K. defined benefit pension plan and the pension benefit payable to him will be reduced. Final pensionable salary equals average compensation for the three highest consecutive gross annual earnings for the last 13 years of employment, but is capped by U.K. law at $185,823 until April 5, 2006. The definition of compensation under the U.K. defined benefit pension plan includes cash bonuses and other cash awards, but excludes car allowances. The cap amount has been converted from pounds sterling to U.S. dollars based on the average exchange rate for 2005.

As of December 31, 2005, Mr. Shannon had 10.5 years of service for purposes of our U.K. defined benefit pension plan. The pensionable compensation covered by the U.K. pension plan for Mr. Shannon is equal to the “salary” and “bonus” amount shown in the Summary Compensation Table above. However, as of December 31, 2005, Mr. Shannon’s final pensionable salary was capped by U.K. law at $185,823.

Corporate Aircraft Policy

Our Board of Directors has adopted a corporate aircraft policy. This policy provides guidelines for the use of any aircraft owned, leased or operated by the Company, and is intended to ensure the efficient operation of those aircraft. Under this policy, the executive officers named in the Summary Compensation Table above and the Chairman of our Board of Directors are permitted to use the Company’s aircraft for personal use up to a specified maximum number of miles per year. The maximum is 40,000 miles per year for the Chief Executive Officer, 20,000 miles per year for the Chairman of the Board and 5,000 miles per year for the other executive officers named in the Summary Compensation Table. The personal use of our aircraft by these executive officers in 2005 is included in the Summary Compensation Table under “All Other Compensation” and detailed in the footnotes to that table. The personal use of our aircraft by our Chairman is included under “Director Compensation” above.

Report of the Compensation Committee on Executive Compensation

John A. McNeill, Jr., Chairman, Marye Anne Fox, David L. Grange, Catherine M. Klema and Terry Magnuson are the members of the Compensation Committee. The Board of Directors has determined that each member of the Committee is independent as defined in Rule 4200(a)(15) of the Nasdaq Stock Market’s listing standards.

Executive Pay Policy.

The Compensation Committee seeks to establish and implement a compensation system for the Company’s executive officers that is performance-oriented and designed to meet the following objectives:

•	enable the Company to attract, retain and motivate its executive officers;

•	provide for compensation that is both competitive and equitable;

•	reward outstanding performance for an individual’s direct contribution to company, division and department goals;

•	provide long-term incentive compensation through equity grants; and

•	promote long-term shareholder value.

The principal components of the compensation system for the Company’s executive officers are base salary, discretionary annual cash bonus awards and long-term incentive compensation in the form of stock options and restricted stock. The Company also provides a 401(k) retirement savings plan with matching contributions, group health and welfare plans, group term life insurance, wellness programs, limited personal use of corporate aircraft, a non-qualified deferred compensation plan and severance benefits upon a change in control of the Company. The Company does not maintain supplemental retirement programs for its executive officers because the Committee believes that the existing compensation arrangements enable the Company’s executive officers to adequately plan for retirement. In addition, the Company does not make contributions to the non-qualified deferred compensation plan on behalf of its executive officers and provides for a market rate of interest on deferred cash compensation.

Since 1997, the Committee has engaged Frederic W. Cook & Co., Inc., an independent compensation consulting firm, every three years to review and assess the Company’s executive compensation program. The Cook firm evaluates the Company’s base salary, annual cash bonus awards and long-term incentive compensation levels for various executives of the Company, including the Company’s executive officers listed in the Summary Compensation Table above. The Cook firm compares the Company’s programs against those maintained by a group of companies that included other clinical research organizations, biopharmaceutical companies and other comparable organizations. The Compensation Committee uses the evaluation and recommendations of the Cook firm to assist it in evaluating the Company’s compensation structure and meeting the Committee’s stated compensation system objectives.

The Compensation Committee believes that the Company’s compensation programs for its executive officers are competitive and appropriately designed to attract and retain key employees, reward performance and promote long-term shareholder value. In particular, the Committee believes that its programs have contributed to the Company’s success in retaining certain key executives, including the executive officers named in the Summary Compensation Table above, who have been with the Company for periods ranging from nine to 16 years. The Committee periodically reviews tally sheets setting forth and totaling all components of compensation for each of the Company’s executive officers listed in the Summary Compensation Table above, including base salary, annual cash bonuses, equity awards, earnings and accumulated payout obligations under the Company’s non-qualified deferred compensation plan, corporate aircraft usage and other perquisites. The tally sheets also set forth information regarding the value of outstanding unexercised stock options, vested and unvested restricted stock, and potential payments under severance agreements with the executive officers upon a change of control of the Company. Based on these periodic reviews and other information reviewed by the Committee, the Committee believes that the compensation paid to the Company’s executive officers is reasonable and not excessive. The Committee plans to continue to review the compensation payable to the Company’s executive officers, periodically evaluate the Company’s compensation practices with the assistance of an independent compensation consultant and to make changes to the Company’s compensation structure to ensure that the programs are designed and implemented to achieve the Committee’s stated goals.

Specific Compensation Programs.

Base Salary. Base salaries are paid to the Company’s executive officers to compensate them for the performance of their respective job duties and responsibilities. The Committee reviews base salaries of the Company’s executive officers on an annual basis and at the time of promotion. In setting annual base salaries, the Committee takes into consideration the company-wide target for base salary increases, individual performance, market and competitive salary information, inflation, changes in the scope of an executive officer’s job responsibilities and other relevant factors. Based on its 2005 annual review of the Company’s executive officers, the Compensation Committee approved the following base salary increases in 2005 for the executive officers named in the Summary Compensation Table above, other than the Chief Executive Officer, with each salary adjustment effective on the date on which their respective employment agreement renewed for an additional one-year term:

Name	Salary Before Adjustment	Salary Adjustment		Salary After Adjustment	Effective Date
		($)	(%)
Fred B. Davenport, Jr.	$348,612	$10,458	3%	$359,070	01/01/06
Paul S. Covington	309,252	9,278	3%	318,530	01/01/06
Linda Baddour	275,000	8,250	3%	283,250	05/16/05
Colin Shannon	265,000	7,950	3%	272,950	08/16/05

In February 2006, the Compensation Committee reviewed Ms. Baddour’s annual base salary. Based on her current responsibilities as the Company’s Chief Financial Officer and Chief Accounting Officer, competitive salary information and her individual performance in 2005, the Compensation Committee approved a 5.9% increase in her base salary from $283,250 to $300,000 effective May 16, 2006, the date on which her employment agreement is scheduled to renew in 2006 for an additional one-year term.

Based on its experience with the Company, the Compensation Committee continues to believe that employment agreements with shorter terms and annual performance reviews promote better performance by Company executives. Thus, the Committee continues to adhere to its general policy that employment agreements for its executives will have an initial term of one or two years, with a provision for successive one-year renewal terms unless either party gives notice to the other that the agreement will not be renewed. All employment agreements that the Company has with its executive officers contain this provision.

Annual Bonus Awards. All current employment agreements with executive officers provide for payment of an annual cash bonus in the discretion of the Compensation Committee. Each year, the Compensation Committee adopts an employee incentive compensation plan for that year. The plan applies to all Company employees and provides for the same method of determining annual cash bonuses for management and non-management participants. The incentive compensation plan is designed to reward individuals for superior achievement over and above the expected, day-to-day performance. Awards under the incentive compensation plan are at the discretion of the Compensation Committee, and are not based on meeting specific, pre-determined qualitative or quantitative targets. The Committee bases annual cash bonus awards on overall company financial and operating performance, business unit or department achievements and an individual’s contributions to the Company during the year. The Committee believes this approach properly motivates and rewards the Company’s executive officers and provides the Committee with the flexibility to set awards that reflect each executive officer’s contributions for the given year. Consistent with its performance-based compensation philosophy, the Committee did not award cash bonuses to the Company’s executive officers in 2003 (other than to Mr. Shannon, who was not a named executive officer at that time) due to the Company’s lower-than-expected performance during that period. In 2004, however, the Company significantly improved both financial and operating performance compared to 2003 and achieved substantial growth in net revenue, new business authorizations and cash flow from operations. As a result, the Compensation Committee awarded bonuses to the Company’s executive officers ranging from 51% to 93% of their base pay to reward them for the turnaround of the Company’s performance from 2003.

The 2005 employee incentive compensation plan adopted by the Committee in May 2005 set a bonus range of 20%-60% of base salary, with a target bonus of 40%, for the Company’s executive officers listed in the Summary Compensation Table, other than the Chief Executive Officer. The bonus range for the Chief Executive Officer for 2005 was set at 50%-90% of base salary, with a target bonus of 70%. The Company had another outstanding year in 2005 as evidenced by, among other things, the dollar amount of new authorizations signed in 2005, the significant increase in the Company’s backlog, and the growth in net revenue and earnings per share over 2004. As a result of this performance and the approximately 50% increase in the Company’s stock price during 2005, the Committee approved the following annual cash bonuses for the executive officers: Mr. Davenport received an annual bonus of $175,000, or 50% of his 2005 base salary; Ms. Baddour received a bonus of $165,000, or 59% of her base salary; Dr. Covington received a bonus of $123,550, or 40% of his 2005 base salary; and Mr. Shannon received a bonus of $107,060, or 40% of his 2005 base salary.

Stock-Based Awards. Under our Equity Compensation Plan, the Compensation Committee may grant executive officers and other employees eligible to participate in the Plan incentive and non-qualified stock options, restricted stock, stock appreciation rights, deferred stock, performance awards and other stock-based awards. Stock option awards received by the Company’s executive officers are made under comprehensive guidelines that apply to all participants in the Equity Compensation Plan. The Compensation Committee reviews and updates these guidelines annually. Initial, annual and promotion awards of stock options are based upon the position held or to be held by an executive officer and his or her level of experience. The size of an annual stock option award generally is tied to the overall financial and operating performance of the Company and the individual performance of the executive officer and the business unit, department or function for which he or she is responsible. In its discretion, the Committee may also issue stock option grants in lieu of increases in base salary or cash bonuses to incentivize executives. Option awards to executive officers and other employees eligible to participate in our Equity Compensation Plan generally have a term of ten years and are subject to a three-year vesting schedule, with one-third of the award vesting on each of the first, second and third annual anniversaries of the grant date. The Committee believes this stock-based award program is consistent with its stated objective of establishing a performance-based executive compensation system to reward and incentivize its executive officers because the value of the executive’s stock options generally will be tied to the Company’s overall performance.

In 2005, the Compensation Committee changed the timing of annual stock option awards to the Company’s executive officers from November or December of each year to the first quarter of the year following the year for which the grant is being made. As a result of this change to its historical practice, the Committee did not grant any stock option awards to the Company’s executive officers during the calendar year 2005. On February 22, 2006, the Committee approved the annual non-qualified stock option grants set forth below to the executive officers named in the Summary Compensation Table, other than the Chief Executive Officer, to reward them for their individual contributions to the Company’s success in 2005. The number of stock options and exercise price set forth below reflect the Company’s two-for-one stock split completed on February 28, 2006:

Name	Number of Shares Underlying Options
Fred B. Davenport, Jr.	80,000
Linda Baddour	60,000
Paul S. Covington	40,000
Colin Shannon	40,000

All of the foregoing options have an exercise price of $34.615, the closing price of the Company’s common stock on the grant date, are exercisable over a period of 10 years from the grant date and are subject to a three-year linear vesting schedule.

In May 2005, the Compensation Committee granted 42,000 shares of restricted stock to Ms. Baddour. Following the adoption of an amended deferred compensation plan, in November 2005 the Committee approved a grant of 45,000 shares of restricted stock to Mr. Davenport. The Committee approved the restricted stock grants in recognition of their significant individual contributions to the Company’s accomplishments and to motivate and incentivize their future performance. These restricted stock awards vest one-third per year on the first, second and third annual anniversaries of the grant date. In the event Mr. Davenport’s or Ms. Baddour’s employment is terminated for any reason, any unvested shares of restricted stock are automatically forfeited to the Company as of the date of the termination of employment.

Chief Executive Officer Compensation.

Dr. Eshelman’s current base salary of $680,000 was established by the Compensation Committee in May 2005. The Committee increased his base salary at that time from $659,200 to $680,000, a 3.16% increase that was effective July 1, 2005, the date on which Dr. Eshelman’s employment agreement automatically renewed for another one-year term. In February 2006, the Committee reviewed Dr. Eshelman’s base salary for adjustment on July 1, 2006, the upcoming renewal date of his employment agreement. The Committee approved a 2.9% increase from $680,000 to $700,000. In reviewing and establishing his base salary in both 2005 and 2006, the Committee considered the Company’s overall performance for the prior year, the company-wide target for employee wage increases, salaries paid to the chief executive officers of the Company’s competitors, inflation rates and other factors.

In February 2006, the Committee also determined Dr. Eshelman’s cash bonus under the 2005 employee incentive compensation plan and annual stock option grant. As a result of the Company’s strong financial and operating performance throughout 2005, Dr. Eshelman’s individual contributions to the Company’s achievements and the significant increase in the Company’s stock price, the Committee approved a cash bonus for Dr. Eshelman of $475,000, or 71% of his 2005 base salary, and an award of 100,000 non-qualified stock options, adjusted for the two-for-one stock split. The stock options awarded to Dr. Eshelman have an exercise price of $34.615, the closing price of the Company’s common stock on the grant date adjusted for the two-for-one stock split, are exercisable over a period of 10 years from the grant date and are subject to a three-year linear vesting schedule.

In May 2005, the Committee awarded Dr. Eshelman 50,000 shares of restricted stock, adjusted to reflect the Company’s two-for-one stock split in February 2006. The Committee approved this award to Dr. Eshelman to reward him for his contributions to the Company’s achievements and to motivate him to continue providing his leadership and vision to accomplish the Company’s business objectives. The restricted stock granted to Dr. Eshelman vests one-third per year on the first, second and third annual anniversaries of the grant date. Any unvested shares of restricted stock are forfeited to the Company if Dr. Eshelman’s employment is terminated for any reason.

Submitted by:	THE COMPENSATION COMMITTEE

John A. McNeill, Jr., Chairman
Marye Anne Fox
David L. Grange
Catherine M. Klema
Terry Magnuson

Compensation Committee Interlocks and Insider Participation

Mr. McNeill, Chairman, Dr. Fox, Ms. Klema and Dr. Magnuson were members of the Compensation Committee during all of 2005. General Grange began serving as a member of the Compensation Committee on May 18, 2005. None of the members of the Compensation Committee during 2005 was an officer or employee of the Company at any time in 2005. Mr. McNeill served as the Company’s President from 1989 until 1993. He has not been an executive officer or employee of the Company since 1993. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Report of the Finance and Audit Committee

The Finance and Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2005. The Committee has discussed with the independent auditors of those financial statements, Deloitte & Touche LLP, or D&T, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Committee has received the written disclosures and the letter from D&T required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented, and has discussed with D&T its independence. The Committee has also considered whether the provision of (1) financial information and design services described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X and (2) services other than the audit of the Company’s financial statements and financial information and design services were compatible with maintaining D&T’s independence.

Based on the review and discussions referred to in the foregoing paragraph, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

The Board of Directors certifies that the Company has, and will continue to have, a Finance and Audit Committee that has at least three members, comprised solely of directors each of whom: (1) meets the definition of independence in Rule 4200(a)(15) of Nasdaq Stock Market’s listing standards; (2) meets the independence requirements in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934; (3) has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three fiscal years; and (4) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The Board of Directors further certifies that the Committee has at least one audit committee financial expert as defined in Item 401(h)(2) of Regulation S-K and that the name of the audit committee financial expert is Frederick Frank. The Committee reviewed and reassessed the adequacy of its charter in February 2006.

The Finance and Audit Committee pre-approves the engagement of the Company’s independent auditor to render any audit services to the Company. The Finance and Audit Committee also pre-approves any other engagement of the Company’s independent auditor, which is limited to specified permitted non-audit services on a case-by-case basis. The Committee generally limits its pre-approval of non-audit services to a specified period of time and, for some services, to a maximum dollar amount.

Submitted by:	THE FINANCE AND AUDIT COMMITTEE

Frederick Frank, Chairman
Stuart Bondurant
John A. McNeill, Jr.

Fees Paid to the Independent Registered Public Accounting Firm

For the years ended December 31, 2005 and 2004, D&T performed professional services for the Company. The professional services provided by D&T and the fees billed for those services are set forth below.

Audit Fees

The aggregate fees billed by D&T for the integrated audit of the Company’s annual financial statements and internal control over financial reporting for the fiscal years ended December 31, 2005 and 2004, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during those fiscal years, were $1,716,000 and $956,000, respectively.

Audit-Related Fees

The aggregate fees billed by D&T for assurance and related services that were reasonably related to the audit or review of the Company’s financial statements for the fiscal years ended December 31, 2005 and 2004, and which are not included in the amounts disclosed above under the caption “Audit Fees,” were $223,000 and $238,000, respectively. These fees related to employee benefit plan audits, due diligence services for acquisitions, potential acquisitions and investments, and accounting consultations.

Tax Fees

The aggregate fees billed by D&T for tax services for the fiscal years ended December 31, 2005 and 2004 were $11,000 and $72,000, respectively. The fees for the fiscal year ended December 31, 2005 were for tax preparation software, tax compliance services for employee benefit plans, continuing education seminars for Company employees and general tax compliance services. The fees for the fiscal year ended December 31, 2004 were for tax services related to tax preparation software, tax compliance of employee benefit plans and tax compliance services.

All Other Fees

The aggregate fees billed by D&T for services other than those reported above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were $8,000 and $4,000 for the fiscal years ended December 31, 2005 and 2004, respectively. The fees for the fiscal year ended December 31, 2005 were for subscriptions to an on-line accounting research database. The fees for the fiscal year ended December 31, 2004 were for employee benefit plan advisory services.

Performance Graph

Below is a graph that compares the cumulative total shareholder return on the Company’s common stock from December 31, 2000 through December 31, 2005 against the cumulative total return for the same period on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Health Services Index. The results are based on an assumed $100 invested on December 31, 2000 and reinvestment of dividends.

CRSP Total Returns Index for:	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05
PPDI	100.0	130.1	117.8	108.6	166.2	254.0
Nasdaq Health Services Index	100.0	108.1	93.1	142.4	179.5	246.8
Nasdaq Stock Market (U.S.) Index	100.0	79.3	54.8	82.0	89.2	91.1

Deadline for Receipt of Shareholder Proposals

Shareholder proposals to be included in the proxy statement for our next annual meeting of shareholders must be received by the Company not later than December 7, 2006. Under the Company’s bylaws, shareholder proposals to be considered at our next annual meeting must be received by the Company not later than 50 days prior to that meeting. All submissions must comply with all of the requirements of the Company’s bylaws and Rule 14a-8 of the Securities Exchange Act. Proposals should be mailed to B. Judd Hartman, Secretary, Pharmaceutical Product Development, Inc., 3151 South Seventeenth Street, Wilmington, North Carolina 28412.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These officers, directors and shareholders are required by regulations under the Securities Exchange Act to furnish us with copies of all forms they file under Section 16(a).

Based solely on our review of the copies of forms we have received, we believe that during 2005 all of our officers, directors and shareholders described above complied with all Section 16(a) filing requirements other than (1) a Form 5 to report a gift made by Dr. Mario, a director, on March 31, 2004 which was filed on June 2, 2005 and should have been filed by February 15, 2005, and (2) the Forms 4 to report the stock options granted to each non-employee director on their re-election to the Board on May 18, 2005 that were filed on May 26, 2005 and should have been filed by May 20, 2005.

OTHER MATTERS

The Finance and Audit Committee of the Board of Directors of the Company appointed Deloitte & Touche LLP, or D&T, to serve as the independent auditors of the Company for the fiscal year ended December 31, 2005. D&T has audited our accounts since 2002. D&T has advised the Company that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries in any capacity. Representatives of D&T are expected to attend the annual shareholder meeting. They will have an opportunity to make a statement if they desire, and they also will be available to respond to appropriate questions.

By Order of the Board of Directors

/s/ Fredric N. Eshelman
Fredric N. Eshelman
Chief Executive Officer

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

3151 South Seventeenth Street

Wilmington, North Carolina 28412

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

May 17, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Fredric N. Eshelman and Fred B. Davenport, Jr., and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Pharmaceutical Product Development, Inc., a North Carolina corporation (the “Company”), held of record by the undersigned on March 21, 2006, at the annual meeting of shareholders to be held at the Louise Wells Cameron Art Museum located at 3201 South Seventeenth Street, Wilmington, North Carolina, at 10:00 a.m. on May 17, 2006, or at any adjournment(s) thereof. The following matters are more specifically described in the accompanying proxy statement.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

May 17, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

êPlease detach along perforated line and mail in the envelope provided.ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
(1) Election of directors:					FOR	AGAINST	ABSTAIN
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: O Stuart Bondurant, M.D. O Fredric N. Eshelman, Pharm.D. O Marye Anne Fox, Ph.D. O Frederick Frank O General David L. Grange O Catherine M. Klema O Terry Magnuson, Ph.D. O Ernest Mario, Ph.D. O John A. McNeill, Jr.	(2)	Approval of an amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares of the Company’s common stock reserved for issuance under the Plan.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)		(3)	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.	☐	☐	☐
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN
THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL
BE VOTED FOR MANAGEMENT’S NOMINEES FOR DIRECTOR
LISTED IN THIS PROXY, PROPOSAL 2 AND IN THE DISCRETION
OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS
PROPERLY BROUGHT BEFORE THE SHAREHOLDERS AT THE
			MEETING.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.